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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/X/ CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES:  DECEMBER 31, 2001
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
   Appollo Investment Fund III, L.P.            Mariner Post-Acute Network, Inc. ("MPAN")           Director         X   10% Owner
                                                                                               ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
    Two Manhattanville Road                     Person (Voluntary)                            -----------------  ------------------
                                                                           December 1999
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original      Form filed by One Reporting Person
                                                                           (Month/Year)       ---
                                                                                               X Form filed by More than One
   Purchase,       NY             10577                                                       ---Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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Common Stock, par value             12/20/99     S           13,774,998    D        #                             D
 $0.01 per share                                                ##
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Common Stock, par value             12/24/99     S               592,293   D       ###           2,821            D
 $0.01 per share
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.            (Page 1 of 4)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (3-99)

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1. Name and Address of Reporting Person      2. Issuer Name and Ticker or Trading Symbol     4.  Statement for Month/Year

   Appollo Investment Fund III, L.P.            Mariner Post-Acute Network, Inc. ("MPAN")        December 1999
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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security
                                                                                                    --------------------
                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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Explanation of Responses:

# The consideration consisted of an aggregate of (i) $2,000,000 in cash, (ii) preferred equity securities of the purchaser and (iii) a "put option" to the purchaser of the preferred equity securities; such consideration was paid to the Funds (as defined in the footnote below).

## The shares reported on this Form 4 are owned by Apollo Investment Fund III, L.P. ("Fund III"), Apollo Overseas Partners III, L.P. ("Overseas Partners") and Apollo UK Partners III, L.P. ("UK Partners,"" and together with Fund III and Overseas Partners, the "Funds"). The general partner of each of the Funds is Apollo Advisors II, L.P. ("Advisors"), whose general partner is Apollo Capital Management II, Inc. ("Apollo Capital"); the day-to-day manager of each of the Funds is Apollo Management, L.P., whose general partner is AIF III Management, Inc. ("AIF Management"). Messrs. Leon Black and John Hannan, executive officers and directors of Apollo Capital and AIF Management, and principals of Advisors and Apollo Management, disclaim beneficial ownership of the shares beneficially owned by any of the Funds. As permitted by the SEC rules, the number of shares reported on this Form 4 exceeds the proportionate pecuniary interest of the Reporting Person in the equity securities of the Issuer.

### The consideration received consisted of 2,821 shares of the Issuer's common stock; these shares were received from Chase Equity Associates, L.P. ("Chase") in connection with Chase's cashless exercise of a warrant to purchase 592,593 shares of the Issuer's common stock.


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                                                                       (Page 2 of 4)
                                                                                                                     SEC 1474 (3-99)
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
1. Name and Address of Reporting Person      2. Issuer Name and Ticker or Trading Symbol     4.  Statement for Month/Year

   Appollo Investment Fund III, L.P.            Mariner Post-Acute Network, Inc. ("MPAN")        December 1999
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1.  APOLLO INVESTMENT FUND III, L.P.                APOLLO INVESTMENT FUND III, L.P.                        January 7, 2000
    Two Manhattanville Road                                                                                 ---------------
    Purchase, NY 10577                              By:  Apollo Advisors II, L.P.,                                Date
                                                         Its General Partner

                                                         By:  Apollo Capital Management II, Inc.,
                                                              Its General Partner

                                                         By:  /s/ Michael D. Weiner
                                                              -------------------------------------
                                                              Name:   Michael D. Weiner
                                                              Title:  Vice President


2.  APOLLO OVERSEAS PARTNERS III, L.P.              APOLLO OVERSEAS PARTNERS III, L.P.                      January 7, 2000
    Two Manhattanville Road                                                                                 ---------------
    Purchase, NY 10577                              By:  Apollo Advisors II, L.P.,                                Date
                                                         Its General Partner

                                                         By:  Apollo Capital Management II, Inc.,
                                                              Its General Partner

                                                         By:  /s/ Michael D. Weiner
                                                              -------------------------------------
                                                              Name:   Michael D. Weiner
                                                              Title:  Vice President


3.  APOLLO UK PARTNERS III, L.P.                    APOLLO UK PARTNERS III, L.P.                            January 7, 2000
    Two Manhattanville Road                                                                                 ---------------
    Purchase, NY 10577                              By:  Apollo Advisors II, L.P.,                                Date
                                                         Its General Partner

                                                         By:  Apollo Capital Management II, Inc.,
                                                              Its General Partner

                                                         By:  /s/ Michael D. Weiner
                                                              -------------------------------------
                                                              Name:   Michael D. Weiner
                                                              Title:  Vice President

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.            (Page 3 of 4)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (3-99)

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
1. Name and Address of Reporting Person      2. Issuer Name and Ticker or Trading Symbol     4.  Statement for Month/Year

   Appollo Investment Fund III, L.P.            Mariner Post-Acute Network, Inc. ("MPAN")        December 1999
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4.  APOLLO ADVISORS II, L.P.                        APOLLO ADVISORS II, L.P.                                 January 7, 2000
    Two Manhattanville Road                                                                                 ---------------
    Purchase, NY 10577                              By:  Apollo Capital Management II, Inc.,                       Date
                                                         Its General Partner

                                                         By:  /s/ Michael D. Weiner
                                                              -------------------------------------
                                                              Name:   Michael D. Weiner
                                                              Title:  Vice President


5.  APOLLO MANAGEMENT, L.P.                         APOLLO MANAGEMENT, L.P.                                 January 7, 2000
    Two Manhattanville Road                                                                                 ---------------
    Purchase, NY 10577                              By:  AIF III Management, Inc.,                                Date
                                                         Its General Partner

                                                         By:  /s/ Michael D. Weiner
                                                              -------------------------------------
                                                              Name:   Michael D. Weiner
                                                              Title:  Vice President

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Note:  File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
SEE Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained       (Page 4 of 4)
in this form are not required to respond unless the form displays a currently valid QMB Number.                      SEC 1474 (3-99)
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